SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

[X] Filed by the registrant
[ ] Filed by a party other than the registrant

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         Commission File Number 0-11781

                        HOSPITAL STAFFING SERVICES, INC.
             (Exact name of registrant as specified in its charter)
                   FLORIDA                           59-2150637
      (State or other jurisdiction of             (I.R.S. Employer
       incorporation or organization)           Identification Number)
                      6245 NORTH FEDERAL HIGHWAY, SUITE 400
                       FORT LAUDERDALE, FLORIDA 33308-1900
                    (Address of principal executive offices)
                                (305) 771 - 0500
               Registrant's telephone number, including area code

Payment of filing fee (Check the appropriate box):
[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         (1) Title of each class of securities to which transaction applies:
         (2) Aggregate number of securities to which transactions apply:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         (4) Proposed maximum aggregate value of transaction:
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or the schedule and the date of its filing.
         (1) Amount previously paid:
         (2) Form, schedule or registration statement no.:
         (3) Filing party:
         (4) Date filed:

                        HOSPITAL STAFFING SERVICES, INC.
                           6245 NORTH FEDERAL HIGHWAY
                                    SUITE 400
                         FORT LAUDERDALE, FLORIDA 33308

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 17, 1995

         The 1994 Annual Meeting of Shareholders of HOSPITAL STAFFING SERVICES, INC., a Florida corporation (the "Company"), will be held at the Westin Hotel, 400 Corporate Drive, Fort Lauderdale, Florida 33308 (I-95 and Cypress Creek), on November 17, 1995, at 9:00 A.M., E.D.T., for the following purposes:

         1. To elect a Board of Directors, as more fully described in the accompanying Proxy Statement, to hold office until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified;

         2. To ratify the appointment of Arthur Andersen & Co., independent certified public accountants, as the Company's auditors; and

         3. To transact such other business as may properly come before the meeting and any and all adjournments thereof.

         The Board of Directors has fixed the close of business on September 28, 1995 as the record date for determination of shareholders entitled to notice of and to vote at the meeting and any and all adjournments thereof.

         Whether or not you expect to be present, please sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              Ronald A. Cass, Secretary

Fort Lauderdale, Florida
October 18, 1995

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND IN PERSON ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AT THEIR EARLIEST CONVENIENCE. PROMPTNESS IN RETURNING THE EXECUTED PROXY CARD WILL BE APPRECIATED. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY, AND VOTE THEIR SHARES IN PERSON.

                                 PROXY STATEMENT

                        HOSPITAL STAFFING SERVICES, INC.
                           6245 NORTH FEDERAL HIGHWAY
                                    SUITE 400
                         FORT LAUDERDALE, FLORIDA 33308

                         ANNUAL MEETING OF SHAREHOLDERS

                                    ---------

         THE PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY THE BOARD OF DIRECTORS OF HOSPITAL STAFFING SERVICES, INC., A FLORIDA CORPORATION (THE "COMPANY"), OF PROXIES FOR USE AT THE 1994 ANNUAL MEETING OF SHAREHOLDERS ("ANNUAL MEETING") TO BE HELD AT THE WESTIN HOTEL, 400 CORPORATE DRIVE, FORT LAUDERDALE, FLORIDA 33308 (I-95 AND CYPRESS CREEK ROAD), ON NOVEMBER 17, 1995, AT 9:00 A.M., E.D.T., AND AT ANY AND ALL ADJOURNMENTS THEREOF. THE COMPANY'S TELEPHONE NUMBER IS 305-771-0500.

                      SHARES OUTSTANDING AND VOTING RIGHTS

         The number of outstanding voting securities of the Company entitled to one (1) vote per share on September 28, 1995, was 6,349,770 shares of the Company's common stock, $.001 par value (the "Common Stock"). In accordance with the Bylaws of the Company, holders of record of the Common Stock at the close of business on September 28, 1995, will be entitled to notice of, and to one vote per share on each matter submitted to or acted upon by the Shareholders at the Annual Meeting. Only shareholders of record on that date, on which the transfer books of the Company remained open, will be entitled to vote. Holders of shares of Common Stock are not entitled to cumulate their votes. The election of the directors nominated will require a plurality of the votes cast by the shares entitled to vote at the Annual Meeting at which a quorum is present; and, if a quorum is present, ratification of the appointment of the Company's auditors will require that the votes cast favoring such proposal exceed any votes cast opposing such proposal.

         Abstentions and "broker non-votes" (as defined below) are counted as shares eligible to vote at the Annual Meeting in determining whether a quorum is present, but do not represent votes cast with respect to any Proposal. "Broker non-votes" are shares held by a broker or nominee as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power.

                              PROXIES/REVOCABILITY

         A shareholder who submits a proxy on the accompanying form has the power to revoke it by notice of revocation directed to the proxy holders of the Company at any time before it is voted. Unless authority is withheld or a shareholder otherwise abstains from voting, in which case their vote will not be counted, proxies which are properly executed in favor of or against the proposals set forth therein will be voted accordingly. Although a shareholder may have given a proxy, such shareholder may nevertheless attend the meeting, revoke the proxy and vote in person.

                         COST AND METHOD OF SOLICITATION

         The cost of this solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and the charges and expense of brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to beneficial owners. In addition to solicitation by mail, proxies may be solicited personally or by telephone, telegraph, facsimile or electronic mail, by directors, officers or employees of the Company, who will receive no additional compensation for such services.

             ANNUAL REPORT AND MAILING OF PROXY STATEMENT AND PROXY

         The Annual Report of the Company for the fiscal year ended November 30, 1994 is being mailed together with this Proxy Statement and Proxy. The date of mailing of this Proxy Statement and Proxy is approximately October 18, 1995.

                              ELECTION OF DIRECTORS

         Four Directors are to be elected for a term that expires at the next annual meeting of the Company's shareholders or until the election and qualification of their successors. It is the intention of the persons named in the proxy to vote the proxies for the election as Directors of Ronald A. Cass, Robert B. Fields, William F. McConnell, and Hector Luis Ziperovich, M.D. All of the nominees are currently Directors of the Company. Directors will be elected by the vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of Directors.

         The names of the nominees, their principal occupations and the year in which they became Directors, are set forth below. Unless otherwise indicated, the business address of each person listed is 6245 North Federal Highway, Suite 400, Fort Lauderdale, Florida 33308.

                             NOMINEES FOR ELECTION

NAME AND                                                               DIRECTOR
PRINCIPAL OCCUPATION                        AGE                        SINCE
--------------------                        ---                        -----
Ronald A. Cass                              50                         1982
 Chairman of the Board,
 Chief Executive Officer,
 President, Acting Chief Financial
 Officer and Treasurer,
 Hospital Staffing Services, Inc.

William F. McConnell                        54                         1986
 Managing Director,
 Emerald Capital Services, Inc.

Hector Luis Ziperovich, M.D.                41                         1992
 Medical Director,
 Hospital Staffing Services, Inc.

Robert B. Fields                            58                         1995
 Chairman of the Board,
 Chief Executive Officer
 Associates for Managed Care, Inc.

         Directors are elected for a term that expires at the next annual meeting of the Company's shareholders. Officers are elected by and serve at the pleasure of the Board of Directors, subject to the terms of employment contracts, if any, between the Company and any such officer. The Company pays Directors who are not officers of the Company $750 and travel expenses for each meeting attended. During fiscal year 1994, the Board of Directors held 10 meetings, and no director attended fewer than 75% of the meetings.

         During 1994, Brian M. Lechner, an executive officer and director of the Company, and Jack R. Kronfeld, a director, resigned.

         No director, officer, affiliate, beneficial owner of more than 5% of the Company's Common Stock or associate of any of the foregoing is a party adverse or has a material interest adverse to the Company or any of its subsidiaries.

         RONALD A. CASS founded the Company in 1981 and has been Chairman of the Board since March 1982, Chief Executive Officer from April 1989 to the present, President from March 1982 to April 1989 and December 1992 to the present, Secretary from December 1992 to May 1993, Chief Financial Officer from April 1986 to April 1989, and Acting Chief Financial Officer and Acting Treasurer from May 1995 to the present.

         WILLIAM F. MCCONNELL was elected to the Company's Board of Directors in 1986. In early 1994, Mr. McConnell became Managing Partner of Emerald Capital Services, Inc., a consulting firm offering management and financial services to small public companies. From 1991 through 1993, Mr. McConnell was Chairman of the Board, Chief Operating Officer and Vice President of Dollar Time Group, Inc., a publicly-held national discount retail chain. On July 24, 1995 Dollar Time Group, Inc. filed for bankruptcy protection under Chapter 11 of the Federal Bankruptcy laws. From 1987 and through 1992, Mr. McConnell was the President of Travel Data & Marketing, Inc., an international travel research firm with offices in Rome, Paris, London and Zurich.

         HECTOR LUIS ZIPEROVICH, M.D. was elected to the Company's Board of Directors effective February 1992. Since January 1993, Dr. Ziperovich has been the Company's National Medical Director. From November 1990 to early 1992, Dr. Ziperovich was Medical Director of Mediflex Acute Staffing Services, a home health agency, the assets of which were acquired by the Company in early 1992. Since 1987, Dr. Ziperovich has served as Medical Director of HLZ Acute Dialysis Service and Clinica Medica del Pueblo (Multi-Specialty Clinic), both of which are located in Montebello, California. Dr. Ziperovich is a licensed and practicing physician in the State of California.

         ROBERT B. FIELDS was elected to the Company's Board of Directors effective July 1995. He is President of Tradestar Ltd., a New York City based financial and management consulting firm. Since November 1992, Mr. Fields has been Chairman and CEO of Associates for Managed Care, Inc., a provider of cost containment and preventative social intervention services to the managed care industry. Prior thereto, Mr. Fields was President, CEO and a Director of L'Express, Inc., an interstate regional airline based in New Orleans. From January 1987 through June 1988, Mr. Fields was Executive Vice President of American Finance Group, Inc., an equipment leasing and asset management company headquartered in Boston. Mr. Fields is on the Board of Directors of Printron, Inc., Albuquerque, NM, and an advisory director of Quadra Interactive, Inc. of Carlsbad, CA.

KEY EMPLOYEES

         JEFFREY A. BARNHILL, age 38, became the Company's Vice President of Health Services effective September 1995. Mr. Barnhill has progressed from Director of Reimbursement to Vice President, Operations to his current position since his initial employment with the Company in October 1994. Mr. Barnhill has over fifteen (15) years experience in financial and operations management in the health care field. From October 1992 until his employment by the Company, Mr. Barnhill was a principal of O. P. Medical Consultants, Inc., a health care financial and operations consulting firm. From July 1990 to September 1992, Mr. Barnhill was Chief Financial Officer and Chief Operating Officer for Omni Medical Management, Inc., which managed a 35 member physician multi-specialty group, a home care company, a DME company and a staffing company. From August 1989 to June 1990 Mr. Barnhill was the Director of Reimbursement with Florida Medical Center, a 400 plus bed acute care and rehab facility. He was also the controller for Florida Medical Center's affiliate companies. Mr. Barnhill earned his M.B.A. (Health Care Management) from Nova University and his B.A.B.A. (Accounting) from Rollins College.

         JAY GERSHBERG, age 56, was appointed President of HSSI Travel Nurse Group in late 1992 and has been Vice President of Marketing and Sales for the Company's Travel Nurse Group as well as the Executive Search Group since 1984.

         BOBBY L. SHIELDS, age 39, became the Company's Corporate Counsel and Director of Legal and Regulatory Affairs in May 1995 and its Corporate Secretary in August 1995. Mr. Shields is a licensed member of The Florida Bar, and has a diverse financial and legal background in corporate and health care matters. From November 1992 until his employment by the Company, Mr. Shields pursued a practice in corporate and health care law and commercial litigation. Prior to becoming a licensed attorney, Mr. Shields was employed in financial and operations management, most notably during a seven (7) year period from 1982 through 1989 with Coulter Electronics, Inc. Mr. Shields earned his J.D., M.B.A. (Finance) and B.S.B.A. (Finance) degrees from the University of Florida.

COMMITTEES OF THE BOARD OF DIRECTORS;
BOARD AND COMMITTEE MEETINGS

         As permitted by the By-Laws of the Company, the Company has several standing committees, including an Investment Committee, an Audit Committee, and a Compensations and Stock Option Committee. The Company does not have a Nominating Committee or a committee performing a similar function.

         The Investment Committee consists of Ronald A. Cass, the Chairman of the Board, Roderick C. Dickinson and William F. McConnell. This committee reviews and monitors the investments of the Company and makes recommendations to the Board of Directors in that regard. During fiscal year 1994, this committee had no meetings.

         The Audit Committee consists of Roderick C. Dickinson and William F. McConnell.

The Audit Committee's function is to make recommendations concerning the effectiveness of the Company's internal auditing methods and procedures, to determine through discussions with the independent auditors whether any limitations or instructions have been placed upon them in connection with either the scope of the audit or its implementation, to review the financial statements and related notes with the independent auditors to ensure the statements and notes fully disclose all material facts of the Company, and to recommend approval or non-approval of such financial statements and related notes. During fiscal year 1994, the Audit Committee met once, with all members in attendance.

         The function of the Compensation and Stock Option Committee, which consists of William F. McConnell and Hector L. Ziperovich, M.D. (who are not officers of the Company), is to review and make recommendations to the Board of Directors regarding practices and procedures relating to the compensation of executive officers and the establishment and administration of compensation plans. Additionally, the Compensation and Stock Option Committee oversees the granting of options pursuant to the Company's stock option plans. See also "1983 Stock Option Plan" and "1990 Stock Option Plan" herein. During fiscal year 1994, the Compensation and Stock Option Committee had no meetings.

         In January 1993, the Company appointed a special committee of its Board of Directors to work with special counsel and general counsel to oversee the defense of the federal investigation and to otherwise review the Company's Medicare operations in South Florida. The special committee initially consisted of Roderick C. Dickinson, William F. McConnell and Jack Kronfeld. The special committee has had the responsibility of conducting, through counsel, an internal investigation into the underlying facts and circumstances which gave rise to the execution of search warrants at the offices of the Company on December 3, 1992. The mission of the special committee, through counsel, is to determine the existence of any criminal fraud in connection with the Medicare operations of the Company from 1990 through December 3, 1992. During fiscal year 1994, this committee met seven times, with all members present at each meeting.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
            THE ELECTION OF SUCH NOMINEES AS DIRECTORS OF THE COMPANY

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth Common Stock ownership information, based on 6,349,770 shares of common stock outstanding as of September 28, 1995 (the record date), with respect to (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and executive officer of the Company and (iii) all directors and executive officers of the Company as a group. This information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, the business address of each person listed is 6245 North Federal Highway, Suite 400, Fort Lauderdale, Florida 33308.

                                            SHARES              PERCENT
                                            BENEFICIALLY        OF
                                            OWNED(1)            CLASS(2)
                                            -----               -----
Ronald A. Cass                              620,288(3)          10%
 Chairman, Chief Executive
 Officer, President, Acting
 Chief Financial Officer and
 Acting Treasurer

Jeffrey A. Barnhill(4)                        7,000(5)            *(6)
 Vice President, Health Services

Jay L. Gershberg                             12,534(7)            *(6)
 Vice President, Ancillary Services
 President, Travel Nurse Group

Warren Marmorstein(8)                       100,000(9)           2%

Bobby L. Shields(10)                         10,000(11)           *(6)
 Corporate Counsel
 Director, Legal & Regulatory
 Affairs
 Secretary

Roderick C. Dickinson                        16,000(12)           *(6)
 Director

Robert B. Fields                             10,500(13)           *(6)
 Director

William F. McConnell                         15,000(14)           *(6)
 Director

Hector Luis Ziperovich, M.D.                 20,500(15)(16)       *(6)
 Director




All officers and directors                  811,822             13%
 as a group (8 individuals)
  (3)(5)(7)(9)(11)(12)(13)(14)(15)(16)

The Taneja Group(17)                        356,800(18)          6%

Heartland Advisors, Inc.(19)                500,000(20)          8%

Continental Stock Transfer
 & Trust Company, Trustee(21)               700,000(22)         11%

 (1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Rule 13d-3") and unless otherwise indicated, represents shares for which the beneficial owner has sole voting and investment power.

 (2) The percentage of class is calculated in accordance with Rule 13d-3 and assumes that the beneficial owner has exercised any options or other rights to subscribe which are currently exercisable within sixty (60) days and that no other options or rights to subscribe have been exercised by anyone else.

 (3) The total amount includes 358,288 shares of Common Stock held jointly by Mr. Cass and his wife, 7,000 shares held solely by Mr. Cass and options to purchase 255,000 shares of Common Stock held solely by Mr. Cass.

 (4) Mr. Barnhill became the Company's Vice President, Health Services on September 1, 1995.

 (5) Includes stock options to purchase 7,000 shares of Common Stock.

 (6) Represents less than 1%.

 (7) Includes stock options to purchase 12,500 shares of Common Stock.

 (8) On May 1, 1995, Mr. Marmorstein resigned as the Company's Chief Financial and Administrative Officer, Senior Vice President, Treasurer and Secretary.

 (9) Includes stock options to purchase 100,000 shares of Common Stock.

(10) Mr. Shields was hired as the Company's Corporate Counsel and Director of Legal & Regulatory Affairs on May 29, 1995. Mr. Shields was appointed the Company's Secretary on August 7, 1995.

(11) Includes stock options to purchase 5,000 shares of Common Stock.

(12) Includes stock options to purchase 15,000 shares of Common Stock.




(13) Includes stock options to purchase 10,000 shares of Common Stock.

(14) Includes stock options to purchase 15,000 shares of Common Stock.

(15) Includes stock options to purchase 5,000 shares of Common Stock.

(16) Includes warrants to purchase 10,000 shares of Common Stock.

(17) The Taneja Group is a group of related shareholders who have joined together as a voting group. The business address of the corporation involved in this group is NuMed Home Health Care, Inc., 6505 Rockside Road, Suite 400, Independence, OH 44131-2342.

(18) As per Amended Schedule 13D filed with the Securities Exchange Commission by the Taneja Group on March 27, 1995.

(19) The business address of Heartland Advisors, Inc. is 790 Milwaukee Street, Milwaukee, WI 53202.

(20) As per Schedule 13G filed with the Securities Exchange Commission by Heartland Advisors, Inc. on February 15, 1995.

(21) The business address for Continental Stock Transfer & Trust Company is 2 Broadway, New York, NY 10014.

(22) In July 1995, 700,000 shares of Company Common Stock were placed in escrow with Continental Stock Transfer & Trust Company, as Escrow Agent, pending the final approval of the Stipulation and Settlement Agreement (the "Stipulation") in connection with the settlement of a class action suit filed in the United States District Court for the Northern District of California styled ROE ET AL. V. HOSPITAL STAFFING SERVICES, INC. Once the Court has approved the Stipulation, the shares will be distributed to the authorized claimants in accordance with the Stipulation. The shares will be voted by the Escrow Agent in the same percentage as the holders of the remaining outstanding Company shares are voted.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT AND OTHERS

         During fiscal year 1994, the Company hired William F. McConnell, an outside director, as a consultant. Such consulting services have included public relations, the identification and negotiation of strategic alternatives that would result in maximizing shareholder value and other duties as periodically assigned by the Chief Executive Officer. Fees earned for such services amounted to approximately $173,000 for the period March through November 30, 1994. While future consulting services are expected to be received from the director, the Company has no commitment to request such services and the Company does not expect that Mr. McConnell will provide significant future services to the Company.

         During fiscal year 1994, the Company also received consulting services from Brian M. Lechner, a former officer and director who resigned from the Company in May 1994. Such services included the sale of the Company's California, New York and Arizona home health care operations and Medicare consulting. Fees for such services amounted to $74,142 during 1994. No such services are expected to be required by the Company in the future.

         During fiscal year 1994, the Company changed Hector L. Ziperovich's services to the Company from employee to consultant. Consulting services, which began in June 1994, are of a medical advisory nature. Fees for such services amounted to $8,483 during 1994. While future consulting services are expected to be received from the director, the Company has no commitment to request such services.

         In June 1993, the Company received proceeds from two secured loans, each in the principal amount of $240,000 and bearing interest at 11% per annum, from Ronald A. Cass, Chairman of the Company, and from Brian M. Lechner, who at the time was an executive officer and director of the Company. During August 1993, in partial consideration for their loans to the Company, Messrs. Cass and Lechner were each granted stock options to purchase 30,000 shares of Common Stock at $3.00 per share, which exceeded the market price of the Common Stock at the date of grant, exercisable immediately over three years. None of these options are part of the 1983 or 1990 Plan. These loans were repaid in full in September 1993 by the Company from its revolving line of credit obtained in August 1993.

SUBSEQUENT EVENTS

         Subsequent to fiscal year end 1994, on January 13, 1995, certain assets of the Company's Broward County, Florida, private duty home health agency were sold to Ronald A. Cass, the Company's Chairman and Chief Executive Officer. The assets were sold for $185,000 representing all of the fixed assets and certain intangible assets. This price, which the Company believes is slightly in excess of fair market value, was based upon the valuations of the Company's investment banker and various offers received by the Company from third parties. See also "Executive Compensation and Other Information" and "Termination and Benefits

Agreements" below.

INDEBTEDNESS OF DIRECTORS AND MANAGEMENT

         As of the year ended November 30, 1994, the Company had loaned, including interest, $99,851 to Ronald A. Cass, Chairman of the Company, which loan accrued interest at the rate of 6.5% to 8% per annum. All funds advanced have been for personal, non-business related purposes. On January 13, 1995, all advanced funds were repaid to the Company via an offset to the Company's payment to Mr. Cass of a promissory note in the amount of $1 million. See "Termination and Benefits Agreements."

         As of the beginning of the fiscal year ended November 30, 1994, the Company had loaned $58,060 to Brian M. Lechner, at the time an executive officer of the Company, which loan accrued interest at the rate of 6.5% per annum. During fiscal year 1994, in connection with Mr. Lechner's May 27, 1994 resignation from the Company, the loan was repaid in its entirety.

         As of the beginning of the fiscal year ended November 30, 1993, the Company had loaned $16,747 to Jay Gershberg, an executive officer of the Company, which loan accrued interest at the rate of 8% per annum. During fiscal year 1994, additional interest charges accrued on the same terms and conditions and $1,000 was repaid, resulting in an outstanding balance of $16,230 at November 30, 1994. All funds advanced have been for personal, non-business related purposes. Mr. Gershberg's loan has since been repaid in full.

         During the fiscal year ended November 30, 1992, the Company had loaned $34,000 to Warren Marmorstein, at the time an executive officer of the Company (who resigned his positions with the Company on May 1, 1995). Interest, which accrued at the rate of 6.5% per annum on $25,000 and 8% per annum on $9,000, has cumulatively totaled $5,525 resulting in a balance of $39,333 at November 30, 1994. Additionally, during 1994, the Company advanced Mr. Marmorstein an additional $13,209 bringing his total outstanding balance to $52,542 as of November 30, 1994. All funds advanced have been for personal, non-business related purposes. The Company anticipates satisfactory repayment of the loans under the terms of a promissory note.

         During the fiscal year ended November 30, 1992, the Company loaned $60,000 to William F. McConnell, a director of the Company. Interest, which accrued at the rate of 8% per annum, has cumulatively totaled $12,157 resulting in a balance of $72,157 at November 30, 1994. All funds advanced have been for personal, non-business related purposes. The Company anticipates satisfactory repayment of the loan under the terms of a promissory note.

COMPLIANCE WITH SECTION 16 (A) OF THE SECURITIES EXCHANGE ACT

         Section 16 (a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. These insiders are required by the Securities and Exchange Commission's regulations to furnish the Company with copies of all Section 16
(a) forms they file, including Forms 3, 4 and 5.

         To the Company's knowledge, based solely upon review of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended November 30, 1994, all such Section 16
(a) filing requirements were satisfied.

PERFORMANCE GRAPH

         The Securities and Exchange Commission requires that the Company include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns on an indexed basis with a performance indicator of the overall stock market and either a published industry index or company-determined peer group. The Company has approved the use of the Dow Jones Equity Market Index for the performance indicator of the overall stock market and an index of health care providers as its selected peer group index. The selected peer group consists of the following companies: Olsten; Hooper Holmes; Staff Builders; and Inhome Health. The table below compares the cumulative total return as of the end of each of the Company's last five fiscal years on $100 invested as of November 30, 1989 in the Common Stock of the Company, the Dow Jones Equity Market Index and the company-determined peer group as listed above, assuming the reinvestment of all dividends:

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

            NOV 1989    NOV 1990    NOV 1991    NOV 1992    NOV 1993    NOV 1994

HSS            100         44          190          92          26          21

DOW            100         95          107         122         136         138

PEER           100         76          178         228         194         166

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

         The following table summarizes all compensation accrued by the Company in each of the last three fiscal years for the Company's Chief Executive Officer and each other executive officer serving as such whose annual compensation exceeded $100,000 in such year as well as those Company directors who received compensation from the Company in capacities other than their directorship:


                                                                                           LONG-TERM
                                              ANNUAL COMPENSATION                     COMPENSATION AWARDS
                                    -------------------------------------         ---------------------------
                                                                                   OPTIONS
NAME AND                                                      OTHER ANNUAL         (NUMBER        ALL OTHER
PRINCIPAL POSITION         YEAR      SALARY       BONUS       COMPENSATION        OF SHARES)     COMPENSATION
------------------         ----      ------       -----       ------------        ----------     ------------
Ronald A. Cass             1994     $331,003          -        $ 85,459(1)            -                -
Chief Executive Officer,   1993     $330,307          -        $ 87,139(1)         30,000(2)           -
and President              1992     $330,191          -        $ 90,515(1)         25,000              -

Brian M. Lechner           1994(3)  $116,382          -        $227,043(5)            -                -
Chief Operating            1993     $188,938     $100,000(4)   $ 49,694(5)         80,000(3)           -
Officer, Executive Vice    1992     $182,335     $120,750(4)   $258,070(5)         75,000              -
President, President of
HSSI HomeCare

Warren A. Marmorstein(6)   1994     $186,339     $ 40,000      $111,175(7)            -                -
Chief Financial and        1993     $160,245     $    -        $ 62,576(7)         50,000              -
Administrative Officer,    1992     $134,836     $ 15,000      $ 13,804(7)         15,000              -
Senior Vice President,
Treasurer and Secretary

Jay Gershberg              1994     $123,227     $  7,500      $ 30,239(8)            -                -
Vice President,            1993     $108,908     $ 16,000      $ 43,876(8)         10,000              -
President Travel Nurse     1992     $107,193     $ 10,000      $ 19,877(8)          2,500              -
Group

William F. McConnell       1994     $    -       $    -        $173,000(9)            -                -
Director                   1993     $    -       $    -        $    -                 -                -
                           1992     $    -       $    -        $    -               5,000              -

Hector L. Ziperovich       1994     $ 39,233     $    -        $ 17,575(10)           -                -
Director                   1993     $ 57,832     $    -        $    -                 -                -
                           1992     $ 33,697     $    -        $    -               5,000              -

-----------------------------




 (1) Includes payment in lieu of vacation taken (1994 - $29,531; 1993 - $25,774 and 1992 - $33,558); annual deferred retirement compensation (1994 - $26,480; 1993 - $26,480 and 1992 - $26,480; automobile allowance and related insurance (1994 - $18,000; 1993 - $20,813 and 1992 - $19,227);
     health club benefits in 1994 and 1993; and various other types of insurance payments; health, disability and life.

 (2) During August 1993, in partial consideration of their loans to the Company, Messrs. Cass and Lechner were each granted options to purchase 30,000 shares of the Company's Common Stock.

 (3) Information provided herein on Brian M. Lechner's 1994 compensation consists of the approximately six-month period from December 1, 1993 through May 27, 1994, the date of Mr. Lechner's resignation from the Company.

 (4) Includes annual $100,000 installment payments of a total of $300,000 inducement bonus for services rendered over three years ending November 30, 1993 (see "Termination and Benefits Agreement"); and

 (5) Includes payment in lieu of vacation taken (1994 - $10,690; 1993 - $16,153; and 1992 - $11,538); gain on sale of Company's Common Stock sold (1992 - $191,875); annual deferred retirement compensation (1994 - $11,731; 1993 - $15,040 and 1992 - $15,040); automobile allowance and related insurance (1994 - $6,000; 1993 - $12,462 and 1992 - $16,677); health club benefits in
     1994 and 1993; and various types of insurance payments; health, disability and life. Also includes $114,971 in severance pay and $74,142 in post-termination consulting fees in 1994.

 (6) Mr. Marmorstein resigned from the Company on May 1, 1995.

 (7) Includes payment in lieu of vacation taken in 1990, 1991, 1992, 1993 and 1994 paid in 1994 of $73,790; annual deferred retirement compensation
     (1994 - $14,519; 1993 - $12,433 and 1992 - $10,800); automobile benefits
     (1994 - $15,636; 1993 - $23,516 and 1992 - $7,312); health club benefits in
     1994 and 1993; and various types of insurance payments; health and disability.

 (8) Includes payment in lieu of vacation taken of $7,730 in 1994; gain on sale of Company's Common Stock sold (1992 - $7,581); annual deferred retirement compensation (1994 - $9,859; 1993 - $8,805 and $8,320 for 1992); difference between fair market value and purchase price of Company automobile (1993 - $11,900); automobile benefits (1994 - $9,000; 1993 - $8,112 and 1992 -
     $7,250); health club benefits in 1994 and 1993; and various types of insurance payments; health and disability.




 (9) In March 1994 the Company engaged William F. McConnell, Director, as a consultant. Such consulting services have included public relations, the identification and negotiation of strategic alternatives that would result in maximizing shareholder value and other duties as periodically assigned by the Chief Executive Officer. Charges for such services amounted to $173,000 for the period March 1994 through November 30, 1994.

(10) Represents Medical Director consulting fees and automobile benefits.

STOCK OPTIONS

         During fiscal year 1994, no options were granted or exercised to or by any executive officers or directors of the Company under or outside of any of the Company's stock options plans.

Option Exercises and Holdings

         The following table sets forth information with respect to the named executives, concerning the exercise of options during the 1994 fiscal year and unexercised options held as of the end of the fiscal year:

                  AGGREGATED OPTION EXERCISES 1994 FISCAL YEAR
                     AND 1994 FISCAL YEAR END OPTION VALUES

                                                                                        VALUE OF UNEXERCISED
                                                                                        IN-THE-MONEY
                                     VALUE REALIZED       NUMBER OF UNEXERCISED         OPTIONS AT FY END (BASED
                                     (MARKET PRICE AT     OPTIONS AT FY END             ON FY END PRICE OF $/SHARE)
                                     EXERCISE LESS        --------------------------    ---------------------------
NAME                      SHARES     EXERCISE PRICE)      EXERCISABLE  UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
----                      ------     ---------------      -----------  -------------    -----------  -------------
Ronald A. Cass               -              -               255,000          -               -             -

Brian M. Lechner(11)         -              -                   -            -               -             -

Warren A. Marmorstein        -              -                98,334       16,667             -             -

Jay Gershberg                -              -                12,500          -               -             -

------------------
(11) Mr. Lechner's previously granted but unexercised stock options expired 90 days after his May 1994 resignation from the Company in accordance with the applicable provision of the 1990 Stock Option Plan.

Termination and Benefits Agreements

         The Company has agreements with certain of its key employees which provide for severance payments in the case of voluntary and involuntary termination, retirement benefits, stock option rights, change in control, non-disclosure and non-competition provisions. The agreements in place with the Company's executive officers identified in the table on pages 13 and 15 are as follows (the Company's obligation to other key employees in the case of their termination is not deemed to be material because it represents only a small portion of the Company's obligation to all key employees):

         As the Company's Chief Executive Officer and President, Mr. Ronald A. Cass receives from the Company a base salary, annual incentive compensation not to exceed 100% of base salary, to be paid from a bonus pool based upon the Company's annual pre-tax profits, and other benefits and compensation granted by the Board of Directors. In connection with his employment, Mr. Cass was granted options in December 1990 outside of the Company's 1983 and 1990 Stock Option Plans to purchase 200,000 shares of the Common Stock at $3.375 (the then current market value) per share vesting over a period of three years and with a restriction that 40% of all stock options exercised cannot be sold for a period of three years from the date of exercise. Pursuant to the terms of such grant, which further provided for an accelerated vesting schedule of such options in the event that the market value of the Common Stock increased by more than 20% from the value on the date of grant, such options have since become immediately exercisable. The Company also provides certain retirement benefits for Mr. Cass, as described below, and has purchased a split dollar life insurance policy with a death benefit of $1 million for Mr. Cass. The Company has a non-qualified retirement plan to which the Company may contribute 0-15% of the participant's annual base salary. Mr. Cass has participated in this plan since its inception in 1991 and received 8% of his annual salary for fiscal years 1991, 1992, 1993 and 1994. Effective June 1, 1991, Mr. Cass entered into a Termination and Benefits Agreement. Pursuant to the Termination and Benefits Agreement and subject to Mr. Cass' termination from the Company without cause, voluntarily or with cause, Mr. Cass will be entitled to the benefits and compensation existing at the time of his termination for either a five, three or two-year period, respectively, following such termination. If, however, Mr. Cass should voluntarily resign, he shall be required to furnish certain consulting services to the Company. The Termination and Benefits Agreement also provides that either in the event of Mr. Cass' termination or in the event of change in control (as defined in the Termination and Benefits Agreement) while Mr. Cass is serving as the Company's Chairman, all options granted to Mr. Cass shall be deemed immediately and fully vested. The provisions of the Termination and Benefits Agreement have been modified as set forth below.

         On December 30, 1994, the Company and Mr. Cass, its Chairman and Chief Executive Officer, entered in an agreement to modify the Termination and Benefits Agreement dated June 1, 1991. In lieu of the Company's future obligation to the Chief Executive Officer of between three and five years of base salary and certain benefits (as defined), totaling approximately $1.2-$2 million, which would result from a termination of the Chief Executive Officer upon his resignation or dismissal by the Company without cause, respectively, the Company and the Chief

Executive Officer agreed to currently settle the future obligation for $1 million. In connection with the agreement, effective on January 1, 1995, the Chief Executive Officer also agreed to reduce his future base salary from $330,000 to $175,000 per year.

         Mr. Cass continues in the Company's employ and upon 90 days written notice from the Company, can be terminated at will whereby the Company's only continuing obligation, in addition to the remaining unpaid portion of the $1 million settlement discussed above, would be for the payment of certain benefits (primarily life, health and disability insurance) for a period of one year.

         In connection with the subsequent fiscal year end 1994 sale of the Broward County private duty home health agency to Mr. Cass, which occurred on January 13, 1995, $185,000 of the $1 million obligation was satisfied as an offset to the purchase price of the Broward County agency. Additionally, $100,000 of the $1 million obligation was satisfied as settlement of the amounts advanced from the Company to Mr. Cass in prior years. The remaining obligation of $715,000 will be satisfied through installment payments under a promissory note dated January 13, 1995. The promissory note requires monthly installments of $13,000 plus accrued interest at prime rate per annum from the date of the agreement for a period of 55 months. The promissory note provides for acceleration of the balance due to be immediately payable to Mr. Cass upon the Company's default as defined in the Promissory Note.

         As the Company's Chief Financial and Administrative Officer and Senior Vice President, Warren A. Marmorstein received a base salary, a performance bonus, and other benefits as are generally granted to senior executives of the Company. In connection with his employment, Mr. Marmorstein was granted options under the Company's 1990 Stock Option Plan to purchase an aggregate of 50,000 shares of the Common Stock at $3.00 (the then current market value) per share vesting over a period of three years. Mr. Marmorstein also participated in the Company's retirement plan, as described above, and received 8% of his annual base salary for fiscal years 1991, 1992, 1993 and 1994. In addition, the Company purchased a split dollar life insurance policy for Mr. Marmorstein with a death benefit of $500,000. Effective November 1, 1993, Mr. Marmorstein entered into a new Termination and Benefits Agreement, superseding his previous Termination and Benefits Agreement, which provided that in the event of Mr. Marmorstein's termination from the Company without cause, voluntarily or with cause, he will receive the benefits and compensation existing at the time of his termination, including bonuses, for either a two, one or one-year period, respectively, following such termination, subject to Mr. Marmorstein's compliance with certain non-competition provisions contained therein. The Termination and Benefits Agreement also provided that either in the event of Mr. Marmorstein's termination or in the event of a change in control, as defined, all options granted to Mr. Marmorstein would be deemed immediately and fully vested and Mr. Marmorstein would also receive 10,000 shares of the Common Stock for no additional consideration.

         Subsequent to fiscal year end 1994, on March 31, 1995, the Company and Mr. Marmorstein, entered in an agreement to modify the Termination and Benefits Agreement dated November 1, 1993. Pursuant to the modified agreement, Mr. Marmorstein resigned as an officer and employee of the Company as of May 1, 1995, and agreed to accept severance payments in the amount of $630,000, evidenced by a non-interest bearing, unsecured promissory note, payable over 24 months, commencing May 1, 1995. Mr. Marmorstein is subject to a one year non-competition provision and to confidentiality of the trade secrets of the Company.

         Effective June 29, 1993, Jay Gershberg, Vice President and President of the Travel Nurse Group, entered into a Termination and Benefits Agreement with the Company. This Agreement provides that in the event of Mr. Gershberg's termination from the Company without cause, he will receive his base compensation existing at the time of termination for a six-month period following such termination. This Agreement also granted Mr. Gershberg options to purchase 10,000 shares of the Common Stock at $3.00 per share, which exceeded the market price per share at the date of grant, vesting April 1, 1994, and exercisable April 1, 1997, or the date of the employee's termination. If his termination is without cause, the options shall immediately vest and be exercisable for 90 days. Mr. Gershberg also participate in the Company's retirement plan, as described above, and received 8% of his annual base salary for fiscal years 1992, 1993 and 1994.

         Upon his resignation on May 27, 1994, Brian M. Lechner, the Company's Executive Vice President and Chief Operation Officer, entered into a Termination Agreement (the "1994 Agreement") dated May 27, 1994, which superseded a prior Termination and Benefits Agreement (the "1991 Agreement") dated June 1, 1994. The 1994 Agreement provides that compensation and benefits will be received for a 90-day consulting period beginning May 27, 1994, for a period of one year thereafter, subject to certain non-competition provisions contained therein. The Company's obligation for the entire 15-month period, aggregated $310,000. As of November 30, 1994, the Company's remaining unpaid obligation was $186,000. The Company has since satisfied its obligations under the 1994 Agreement.

1983 STOCK OPTION PLAN

         The Company's 1983 Incentive Stock Option Plan, as amended (the "1983 Plan"), was designed to provide officers and key employees with additional incentives to promote the success of the Company. The 1983 Plan provided for the grant of options to purchase 300,000 shares of Common Stock at an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant (110% of fair market value in the case of an optionee who is the owner of greater than 10% of the outstanding shares).

         During the fiscal year ended November 30, 1994, no options were granted or exercised under the 1983 Plan and none expired. At November 30, 1994, options to purchase 17,250 shares were outstanding under the 1983 Plan all at an exercise price of $5.875 per share, all of which were exercisable. These options are exercisable for up to 10 years from the date of grant. No options will be granted under the 1983 Plan in the future.

1990 STOCK OPTION PLAN

         In September 1989, the Company's Board of Directors adopted the 1990 Stock Option Plan (the "1990 Plan") in order to increase the number of shares available for options and to provide a more modern plan than the 1983 Plan. The 1990 Plan, as amended, is designed to attract and retain qualified officers and other key employees to the Company and to attract qualified persons to serve as directors of the Company. The 1990 Plan provides that options may be granted to purchase up to 770,000 shares of Common Stock at an exercise price of not less than 100% (or 110% under certain circumstances) of the fair market value of the Common Stock on the date of grant. Options granted under the 1990 Plan are in the form of either an incentive stock option ("ISO") qualified under Section 422A of the Internal Revenue Code, a non-qualified stock option ("NSO") or a reload option (a newly issued option to purchase shares of Common Stock equal in number to the shares of Common Stock which may be tendered, in lieu of cash, to pay for the exercise of options previously granted).

         Options are to be granted during a ten-year period at no less than the fair market value (as defined in the 1990 Plan) of the Common Stock of the Company at the date of grant. Limitations are contained in the 1990 Plan pursuant to which the aggregate fair market value (determined at the time an ISO is granted) of the Common Stock with respect to which an ISO is first exercisable during any calendar year shall not exceed $100,000. The options are not transferable, and with certain exceptions are exercisable only while the optionee is associated with the Company and for three months thereafter. The Company's Compensation and Stock Option Committee determine which employees are awarded options under the 1990 Plan and the terms and vesting provisions of such options.

         During the fiscal year ended November 30, 1992, no options were granted or exercised under the 1990 Plan. Options for 168,000 shares expired during the fiscal year ended November 30, 1994. At November 30, 1994, 192,800 options were outstanding under the 1990 Plan with exercise prices ranging from $3.00 to $13.50 per share, of which 176,134 options were exercisable for periods ranging from one to six years from vesting dates. Options not exercisable at November 30, 1994, vest in one year and have exercise periods of up to five years upon vesting. As of November 30, 1994, 445,750 options were available to be granted under the 1990 Plan.

OTHER OPTIONS AND WARRANTS

         At November 30, 1994, 27,500 options which were not part of the 1983 or 1990 Plan expired.

         During fiscal year 1994, the Company issued warrants to acquire 3,750 shares with an exercise price of $.01 to a non-employee in exchange for services to the Company. These warrants were exercised in August 1994.

         During August 1993, in partial consideration of their loans to the Company, Ronald A.

Cass and Brian M. Lechner were each granted stock options to purchase 30,000 shares of the Company's Common Stock at $3.00 per share, which exceeded the market price of the Common Stock at the date of grant, exercisable immediately over three years. None of these options are part of the 1983 or 1990 Plan. Those options granted to Mr. Lechner expired during the third quarter of fiscal year 1994, 90 days after his May 27, 1994, resignation from the Company.

         During fiscal year 1993, 60,000 stock options were grant among seven employees (under neither the 1983 nor 1990 Plan) with an exercise price of $3.00 per share, which exceeded the market price of the Common Stock at the date of grant, vesting April 1, 1994, and exercisable from that date through April 1, 1997, or date of employee termination, whichever is earlier.

         In May 1992, 5,000 stock options each were granted (under neither the 1983 nor 1990 Plan) with an exercise price of $10.25 per share, the fair market value at the date of grant, to Roderick Dickinson and William McConnell, vesting immediately and exercisable for a period of five years.

         During fiscal year 1991, the Company issued warrants to acquire 10,000 shares of its Common Stock to Dr. Hector Ziperovich. These warrants vest over one year, are exercisable at $7.75, the fair market value at the date of grant and expire five years from the issuance date.

         During fiscal year 1991, the Company issued warrants to acquire 10,000 shares with an exercise price of $9.125 to non-employees in exchange for their services to the Company. These warrants expired in September 1993.

         In December 1990, options were granted to Ronald A. Cass to purchase 200,000 shares of the Company's Common Stock at $3.375 per share, the market value at the date of grant, vesting over a period of three years, with a restriction that 40% of all stock options exercised not be sold for a period of three years from the date of exercise. Pursuant to the term of such grant, which further provided for an accelerated vesting schedule of such options in the event that the market value of the Company's Common Stock increased by more than 20% from the value on the date of grant, such options have since become immediately exercisable. None of the above options are part of either the 1983 or 1990 Plan.

         In December 1990, options to purchase 100,000 shares of Common Stock were granted to Brian M. Lechner (30,769 options under the 1990 Plan, 69,231 options not under either the 1983 or 1990 Plan), with an exercise price of $3.25 per share vesting immediately and exercisable for a period of 36 months from the date of grant, with any remaining unexercised options expiring November 30, 1993. On such date 85,000 unexercised options expired. On December 1, 1991, 50,000 options were granted at $14.125, the fair market value at the date of grant, and additionally, on December 1, 1992, 50,000 options were granted at $6.875, the fair market value at the date of grant. The December 1991 and 1992 options are under the 1990 Plan, vest immediately and are exercisable for a period of 36 months from their respective dates of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
COMPENSATION DECISIONS

         In May 1993, the Board of Directors elected Hector Luis Ziperovich, M.D. to serve as a member of the Compensation and Stock Option Committee. Concurrent with his tenure on the Committee, Dr. Ziperovich was employed by the Company as National Medical Director and as the Medical Director of Mediflex Acute Staffing Services, Inc., a home health agency located in Montebello, California, the assets of which were acquired by the Company in 1992. Dr. Ziperovich received an annual salary of $60,000 plus automobile benefits valued at approximately $9,000 annually. Effective June 1994, Dr. Ziperovich was terminated as an employee of the Company; however, he continued to assist the Company with medical consulting. During fiscal year 1994, Dr. Ziperovich received $56,808 in salary, automobile benefits and consulting fees.

         William F. McConnell, a member of the Compensation and Stock Option Committee, assists the Company with matters relating to public relations, the identification and negotiation of strategic alternatives that would result in maximizing shareholder value and other duties as periodically assigned by the Chief Executive Officer. The director's charges for such services amounted to $173,000 for the period March 1994 through November 30, 1994.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Company's Compensation and Stock Option Committee is comprised of two outside members of the Board of Directors, William McConnell and Hector Ziperovich, M.D., and has an overall responsibility to review and approve the Company's executive compensation programs. To assist the Company in recruiting, motivating and retaining high caliber executives, the Committee has approved a compensation policy that pays key executives for superior results. The current compensation program for executive officers consists of three major elements:
(1) base salary; (2) performance based discretionary cash bonus; and (3) periodic stock option grants (which are granted pursuant to the Company's 1990 Stock Option Plan).

BASE SALARY

         It is the policy of the Company to review executive officer base salaries each year in relation to comparable positions of responsibility in similar sized companies. This does not assure an increase in salary. In establishing base salary levels, the Committee has considered the competitiveness of the entire compensation package.

STOCK OPTION GRANTS

         The Company believes that the ability to use the Stock Option Plan to attract and retain key personnel has been essential to the growth of the Company. Stock option grants are designed to concurrently reward the shareholders and recipients since the executive officers realized increases in value from the stock option will occur only if the stock price, and thus shareholder value, also increases. Additionally, this element of compensation encourages and creates ownership and retention of the Company's stock by key employees and further aligns the long- range interests of these employees with those of the shareholders by allowing key employees to build a meaningful ownership stake in the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

         It is the policy of the Committee to review the base salary of the Chief Executive Officer each year in relation to comparable positions of responsibility in companies of similar size. This does not assure an increase in salary. Ronald A. Cass receives a base salary, annual incentive compensation not to exceed 100% of base salary, to be paid from a bonus pool based upon the Company's annual pre-tax profits, and other benefits granted by the Board of Directors.

         Based on the Company's performance during fiscal 1994, the Compensation and Stock Option Committee did not increase Mr. Cass' annual base salary from 1993.

         In August 1993, Mr. Cass received options to purchase 30,000 shares of common stock at $3.00 per share exercisable over three years from the grant date. These were granted in connection with a $240,000 loan made to the Company by Mr. Cass. The loan has since been paid.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162 (M)

         Section 162 (m) of the Internal Revenue Code, as amended, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and the Company's four other most highly-paid executive officers. Performance based compensation is not subject to the deduction limit if certain requirements are met. The Company intends to structure the performance-based position of the compensation to its executive officers, when and if awarded in the future, (which currently consists of a stock option and bonus) in a manner that complies with the new statute.

RETIREMENT BENEFIT

         The Company's retirement plan provides for the qualified participants to receive, on an annual basis, 0-15% of their respective annual base salary depending upon the Company's performance. Since it inception in 1991, the Company has awarded Messrs. Cass, Lechner, Marmorstein and Gershberg (Mr. Gershberg since 1992) 8% of their respective annual base salary pursuant to this plan.

Submitted by the Compensation Committee of the Board of Directors

/s/WILLIAM F. MCCONNELL     10/18/95      /s/HECTOR ZIPEROVICH, M.D.    10/18/95
------------------------------------      --------------------------------------
William F. McConnell          Date        Hector Ziperovich, M.D.         Date

                        RATIFICATION OF THE SELECTION OF
                 ARTHUR ANDERSEN & CO. AS THE COMPANY'S AUDITORS

         The Board of Directors of the Company has selected Arthur Andersen & Co., independent certified public accountants, as independent auditors for the Company for the fiscal year ended November 30, 1994, and has determined that it would be desirable to request that the Company's shareholders ratify such selection.

         Although the Board of Directors of the Company is submitting the appointment of Arthur Andersen & Co. for shareholder ratification, it reserves the right to change the selection of Arthur Andersen & Co. as auditors, at any time during the fiscal year, if it deems such change to be in the best interest of the Company, even after shareholder ratification.

         Representatives of Arthur Andersen & Co. are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                  THE RATIFICATION OF ARTHUR ANDERSEN & CO. AS
                    INDEPENDENT AUDITORS FOR THE COMPANY FOR
                    THE FISCAL YEAR ENDING NOVEMBER 30, 1995

                         INTEREST OF CERTAIN PERSONS IN
                     OPPOSITION TO MATTERS TO BE ACTED UPON

         The Company is not aware of any substantial interest, direct or indirect, by securities holdings or otherwise of any officer, director, director nominee or associate of the foregoing persons in any matter to be acted on, as described herein, other than elections to offices.

         None of the Directors of the Company have informed the Company of any intention to oppose the corporate actions as described herein.

                                  OTHER MATTERS

         Management is not aware of any other business which may come before the meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy holders.

                 SHAREHOLDERS' PROPOSALS TO BE PRESENTED AT THE
                  COMPANY'S NEXT ANNUAL MEETING OF SHAREHOLDERS

         Shareholder proposals intended to be presented at the 1995 Annual Meeting of Shareholders of the Company must be received by the Company, at its principal executive offices, no later than April 1, 1996, for inclusion in the Proxy Statement and Proxy relating to the 1995 Annual Meeting of Shareholders.

                       HOSPITAL STAFFING SERVICES, INC.
                    6245 NORTH FEDERAL HIGHWAY, SUITE 400
                        FORT LAUDERDALE, FLORIDA 33308

                                    PROXY

   The undersigned hereby constitutes and appoints RONALD A. CASS as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote as designated below, all shares of common stock of the Company held of record by the undersigned on September 28, 1995, at the Annual Meeting of Shareholders to be held on November 17, 1995, or any adjournment thereof.

1. Election of Directors FOR all nominees listed below (except as marked to the contrary.)

                [ ] FOR                [ ] WITHHOLD AUTHORITY

      Ronald A. Cass     Robert B. Fields     Hector L. Ziperovich, M.D.
                        William F. McConnell

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE PLEASE DRAW A LINE THROUGH THAT NOMINEE'S NAME)

2. To ratify the appointment of Arthur Andersen & Co., independent certified public accountants as the Company's auditors.

                   [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                               (See reverse side)

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOSPITAL STAFFING SERVICES, INC. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the nominees listed in Proposal 1 and FOR Proposal 2.

                                 Dated _______________________________ , 1995

                                 ____________________________________________
                                                   Signature
                                 ____________________________________________
                                           Signature If Held Jointly
                                 ____________________________________________
                                              (Please Print Name)
                                 ____________________________________________
                                       Number of Shares Subject to Proxy

                                 Please sign exactly as name appears below.
                                 When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a Corporation, please sign in the Corporate name by President or other authorized officer. If a Partnership, please sign in Partnership name by authorized person.